Exhibit 10.1

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

1995 DEFERRED COMPENSATION PLAN

Amended and Restated

as of September 15, 2008

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

1995 DEFERRED COMPENSATION PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1           Effective as of June 1, 1995, Financial Security Assurance Holdings Ltd. (the “Company”) established for the benefit of certain of its employees, certain employees of its affiliates or subsidiaries and certain members of its board of directors an unfunded plan by which an eligible employee or eligible director can elect to defer, respectively, receipt of all or a portion of his or her compensation or fees.  This plan, as so amended and restated, is known as the Financial Security Assurance Holdings Ltd. 1995 Deferred Compensation Plan (the “Plan”).  The Plan was amended and restated as of July 10, 2002, November 14, 2002, May 16, 2003, November 13, 2003 and December 17, 2004.  The Plan is further amended and restated as set forth in this Plan document effective as of September 15, 2008 to comply with the final regulations under Section 409A of the Internal Revenue Code and to make certain other changes.

ARTICLE II

DEFINITIONS

Unless the context otherwise requires, the following terms, when used herein, shall have the meaning assigned to them in this Article II.

2.1           The term “Account” shall mean a Participant’s individual account, as described in Article VIII of the Plan.

2.2           The term “Affiliate” shall mean any corporation or other business entity that would be considered a single employer with a Participating Company pursuant to Code sections 414(b) or 414(c).

2.3           The term “Beneficiary” shall mean the person or persons designated by the Participant (including an individual, trust, estate, partnership, association, company, corporation or any other entity), pursuant to Article VII of the Plan, to receive benefits under the Plan in the event of the Participant’s death.

2.4           The term “Board” shall mean the Board of Directors of the Company.

2.5           The term “Bonus” shall mean:  (i) bonus compensation payable in cash; (ii) bonus compensation payable in respect of an “Equity Bonus” awarded under the Equity Participation Plan; (iii) an amount payable pursuant to a “Performance Shares” award under the Equity Participation Plan; and (iv) any other incentive, performance related or other payment that, absent deferral pursuant to the Plan, would constitute taxable income to the Participant.

2.6           The term “Claim Reviewer” shall have the meaning set forth in Section 13.4 of the Plan.

2.7           The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.  Any references herein to a specific section of the Code shall be deemed to refer to the rules and regulations under the Code in respect of such section, and to the corresponding provisions of any future internal revenue law and the rules and regulations thereunder.

2.8           The term “Committee” shall mean the Human Resources Committee of the Board.

2.9           The term “Company” shall mean Financial Security Assurance Holdings Ltd., a New York corporation.

2.10         The term “Compensation” shall mean, in respect of any Year and in each case before any deductions for amounts deferred under the Plan: (i) in the case of an Eligible Employee, the total of his or her annual salary and Bonus with respect to such Year; and (ii) in the case of an Eligible Director, the total of his or her fees from the Company, or any direct or indirect subsidiary thereof, with respect to such Year.

2.11         The term “Decisionmaker” shall have the meaning set forth in Section 13.1 of the Plan.

2.12         The term “Deferral Amount” shall mean the amount of Compensation that a Participant has deferred under the terms of the Plan.

2.13         The term “Deferral Period” shall mean the period of time during which a Participant elects to defer the receipt of the Deferral Amount under the terms of the Plan.

2.14         The term “Deferred Compensation Plan Election Change Form” shall mean the form prescribed or accepted by the Committee by which a Participant may change a previous election of a Deferral Amount.

2.15         The term “Deferred Compensation Plan Election Form” shall mean the form prescribed or accepted by the Committee by which a Participant elects a Deferral Amount.

2.16         The term “Disability” shall mean a determination by the Committee that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.17         The term “Disability Benefit” shall have the meaning set forth in Section 13.1 of the Plan.

2.18         The term “Eligible Director” shall mean any member of the Board, or any member of the board of directors of any direct or indirect subsidiary of the Company, in each case who is not an employee of the Company or any of its subsidiaries.

2.19         The term “Eligible Employee” shall mean any participant in the Company’s Supplemental Executive Retirement Plan and any other employee of a Participating Company as may be designated from time to time by the Committee as eligible to participate in the Plan.

2.20         The term “Equity Participation Plan” shall mean the Financial Security Assurance Holdings Ltd. 1993 Equity Participation Plan, as amended from time to time.

2.21         The term “New Plan” shall mean the Financial Security Assurance Holdings Ltd. 2004 Deferred Compensation Plan, as amended from time to time.

2.22         The term “Participant” shall mean an Eligible Employee or Eligible Director who has deferred payment of Compensation under the terms of the Plan, including any former

Eligible Employee or Eligible Director who is receiving or will become eligible to receive benefits under the Plan at a later date.

2.23         The term “Participating Company” shall mean, with respect to an Eligible Employee, the Company or any affiliate or subsidiary of the Company employing an Eligible Employee.

2.24         The term “Plan” shall mean the Financial Security Assurance Holdings Ltd. 1995 Deferred Compensation Plan, as set forth herein and as amended from time to time.

2.25         The term “Separation from Service” shall mean a separation from service within the meaning of Section 409A of the Code.  A Participant who is an employee will generally have a Separation from Service if the Participant voluntarily or involuntarily terminates employment with all Participating Companies and Affiliates.  A termination of employment occurs if the facts and circumstances indicate that the Participant and the Participating Companies reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee, director or other independent contractor) for the Participating Companies and all Affiliates will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if the Participant has been providing services for less than 36 months).   Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed 6 months, or if longer, so long as the Participant retains the right to reemployment with a Participating Company or Affiliate under an applicable statute or contract.  When a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least 6 months and such impairment causes the Participant to be unable to perform the duties of his or her position or any substantially similar position, a 29-month maximum period of absence shall be substituted for the 6-month maximum period described in the preceding sentence.

A Participant who is a director will generally have a Separation from Service upon the expiration of all contracts and agreements under which services are performed for any Participating Company or Affiliate if the expiration constitutes a good faith and complete termination of the contractual relationship.  An expiration does not constitute a good faith and complete termination of the contractual relationship if a Participating Company or Affiliate anticipates a renewal of the contractual relationship or that the director will become an employee.  For this purpose, a renewal of the contractual relationship is anticipated if the director has not been eliminated as a possible future director.

If the Participant provides services as an employee and as a director, (i) the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee if the Participant participates in the Plan as an employee, provided the Participant does not participate as a director in the Plan or any other nonqualified deferred compensation plan that would be aggregated with the Plan under Section 409A of the Code and (ii) the services provided as an employee are not taken into account in determining whether the Participant has a Separation from Service as a director if the Participant participates in the Plan as a director, provided the Participant does not participate as an employee in the Plan or any other nonqualified deferred compensation plan that is aggregated with the Plan under Section 409A of the Code.  If the Participant participates in the Plan or any other plan that would be aggregated with the Plan under Section 409A of the Code as both an employee and a director, the Participant will generally have a Separation from Service under the Plan when the Participant has a Separation from Service both as an employee and a director.

2.26         The term “Unforeseen Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), 152(b)(2) or 152(d)(1)(B) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.27         The term “Year” shall mean the calendar year.

ARTICLE III

PARTICIPATION

3.1           Each Eligible Employee and each Eligible Director who has elected a Deferred Amount shall be a Participant in the Plan.

3.2           An Eligible Employee or Eligible Director who is a Participant in the Plan shall remain a Participant until the complete distribution of the Participant’s Account, subject to Article VII hereof.

3.3           Notwithstanding anything in the Plan to the contrary, the Committee shall be authorized to take such steps as may be necessary to ensure that the Plan (a) is and remains at all times an unfunded deferred compensation arrangement for a select group of management or highly compensated employees, within the meaning of the Employee Retirement Income

Security Act of 1974, as amended from time to time and (b) satisfies the requirements of Section 409A of the Code for the exclusion from gross income of amounts deferred under the Plan.

3.4           To the extent that, due to a change in law or administrative oversight, a Deferral Amount previously credited under the Plan would be subject to current income taxes in any non-U.S. jurisdiction notwithstanding any deferral of Compensation under the Plan , the Company shall distribute such Compensation, adjusted for gains or losses in accordance with Article V of the Plan, to the Participant in the form of a lump sum distribution promptly following confirmation by the Committee of such change in law or administrative oversight; provided, however, that such distribution shall be made only to the extent permitted by Section 409A of the Code for exclusion from gross income of amounts deferred under the Plan.

ARTICLE IV

DEFERRAL ELECTIONS

4.1           Effective as of December 31, 2004, Eligible Employees and Eligible Directors shall not be permitted to defer Compensation under the Plan for services performed after such date.  Compensation for services performed after December 31, 2004 may be deferred under the New Plan pursuant to the terms thereof.  For the avoidance of doubt, any deferrals under the Plan of cash Bonuses earned in 2004 but vested in 2005 shall be deemed to have been deferred under the New Plan rather than under the Plan.

4.2           With respect to Compensation deferred before January 1, 2005, each Eligible Director and Eligible Employee was required to specify the Deferral Period applicable to that Deferral Amount.  With respect to a Deferral Amount for any Year, the Participant may have elected a Deferral Period of a specific number of years, provided that in no event may the number of years have been less than three (3).  Alternatively, the Participant may have elected a Deferral Period which ends on (a) his or her termination of employment or directorship, as the case may be, (b) the date which is thirteen (13) months after such termination, or (c) the earlier of such termination (or the date which is thirteen (13) months after such termination) or a specified number of years pursuant to the preceding sentence.  A Participant may have elected a different Deferral Period for each Year’s Deferral Amount or for any specified portion of any Year’s Deferral Amounts, except that, unless the Committee (or the Chief Executive Officer in respect of all Participants) otherwise directed, the Deferral Period referred to in clause (c) of the preceding sentence may only have been elected by a Participant if so elected for all Deferral Amounts of such Participant.  Effective as of September 15, 2008, any election to have a Deferral Period end upon a termination of employment or directorship shall be deemed to be an election to have the Deferral Period end upon a Separation from Service.  A Participant may elect to extend, but not shorten, a previously elected Deferral Period before the end of such previously elected Deferral Period by the execution of a valid Deferred Compensation Plan Election Change Form, timely filed with the Company; provided that a Deferral Period extension must be a minimum of five years.  If such previously elected Deferral Period is for a specified number of years, the election to extend the Deferral Period must be made at least 12 months before the end of the previously elected Deferral Period, and if the previously elected Deferral Period ends upon a Separation from Service (or the date that is thirteen (13) months after such Separation from Service), the Deferred Compensation Plan Election Change Form shall only be effective in respect of Deferral Amounts that would not otherwise have been distributed during the 12-month period after the filing of such form.  Notwithstanding the foregoing, at any time before December 31, 2008 (or such earlier date as the Committee may establish), a Participant shall be entitled to cancel any previously elected Deferral Period with respect to a Deferral Amount not otherwise payable in 2008 and elect any new Deferral Period with respect to such Deferral Amount that the Participant could have elected as an initial Deferral Period, as set forth above; provided, however, that any newly elected Deferral Period shall not be required to be at least three years but may not end earlier than January 1, 2009.  Such cancellation and new election shall be made by the execution of a Deferred Compensation Plan Election Change Form, in the form provided by the Company or accepted by the Committee.

4.3           Each initial deferral election was also required to specify the payment option that will apply for the Deferral Amount, or any portion thereof, for that Year, and earnings credited on that amount.  The normal form of payment shall be a lump sum payment.  A Participant may have elected that the distribution be made in installments payable over a specified number of years, not longer than 15 years; provided, however, that in no event may installment payments have been elected over a number of years that is more than the Participant’s life expectancy or the life expectancy of the designated primary Beneficiary, whichever is greater.  If a Participant elected the installment payment option, the Participant was also required to elect whether installments should be made annually, quarterly or, if the Committee (or the Chief Executive Officer in respect of all Participants) directed to offer such alternative, monthly.  The entitlement to installment payments shall be treated as the right to a series of separate payments for purposes of Section 409A of the Code.  Notwithstanding the foregoing, at any time before December 31, 2008 (or such earlier date as the Committee shall establish), a Participant shall be entitled to change the payment option that applies to any Deferral Amount to any payment option otherwise permitted under the Plan; provided, however, that no such change will apply to amounts otherwise payable in 2008 and will not cause any amount otherwise payable in a later year to be paid in 2008.  Different payment options may be elected with respect to the Deferral Amount, or any portion thereof, for each Year, and earnings credited on such amount.  Any such change in payment options shall be made by the execution of a valid Deferred Compensation Plan Election Change Form, timely filed with the Company.

4.4           Anything in Section 4.2 or 4.3 to the contrary notwithstanding, on his or her Deferred Compensation Plan Election Form the Participant may have elected that in the event of his or her death or Disability any Deferral Period or form of distribution election otherwise applicable to a Deferral Amount is nullified and: (i) distribution shall be made upon the occurrence of Disability or death; and (ii) distribution of his or her entire Account, or of any Deferral Amount, shall be made either in a lump sum or in installments payable over a specified number of years, not longer than 15.  Unless otherwise elected pursuant to the preceding sentence, in the event of the Participant’s death or Disability, payment of a Participant’s Account shall be made in the form of a lump sum upon such death or Disability, as applicable.  Notwithstanding the foregoing, at any time before December 31, 2008 (or such earlier date as the Committee shall establish), a Participant shall be entitled to change the payment option that applies in the event of the Participant’s death or Disability; provided, however, that no such change will apply to amounts otherwise payable in 2008 and will not cause any amount otherwise payable in a later year to be paid in 2008.

ARTICLE V

CREDITING OF DEFERRAL AMOUNTS AND
ACCRUAL OF INVESTMENT GAINS OR LOSSES

5.1                  All Deferral Amounts will be credited on the Company’s books in the Account maintained in such Participant’s name.

5.2                  Each month, the balance of each Participant’s Account shall be credited with earnings or investment gains and losses as provided below.  The Committee may establish procedures permitting Participants to designate one or more investment benchmarks specified by the Chief Executive Officer or the Committee for the purpose of determining the earnings or investment gains and losses to be credited or debited to a Participant’s Account.  Investment benchmarks so specified may be made available to all Participants or selected Participants as the Chief Executive Officer or the Committee may designate.  The Committee shall have the sole discretion to make such rules as it deems desirable with respect to the administration of any such investment benchmark procedures, including rules permitting the Participant to change the designation of investment benchmarks to be used to measure the value of the Account.  The Committee, however, retains the discretion at any time to change the investment benchmarks available to Participants, including any investment benchmarks previously specified by the Chief Executive Officer, or to discontinue the investment benchmark procedure.  If the Committee fails to implement an investment benchmark procedure or discontinues such procedure, the Participant’s Account shall be credited with earnings at a reasonable rate determined by the Committee in its sole discretion, utilizing whatever factors or indicia it deems appropriate; provided, however, that the rate of return on a Participant’s Account in such circumstances shall not be less than the JP Morgan Chase Bank prime rate plus one percent per annum.  If the

Participant fails to designate properly an investment benchmark, the Participant’s Account shall be credited with earnings at a reasonable rate determined by the Committee in its sole discretion, utilizing whatever factors or indicia it deems appropriate; provided, however, that the rate of return on a Participant’s Account in such circumstances shall not be less than the “money market account” benchmark available to Participants at the time or, if no such benchmark shall be available, then not less than the rate of interest on 90-day treasury bills for the applicable period as determined by the Committee.  Nothing in this Article V or in the Committee’s rules shall give a Participant the right to require the Company or a Participating Company to acquire any asset for the Account of the Participant, and if the Company or a Participating Company acquires any asset, or causes a trustee on its behalf to acquire any asset, to permit it to satisfy its obligations to pay the Participant’s Deferral Amount, the Participant shall have no right or interest in any such asset, which shall be held by the Company or the Participating Company subject to the rights of all unsecured creditors of the Company or the Participating Company.  The rights of the Participant with respect to any designation of one or more investment benchmarks for measuring the value of any Account hereunder shall be expressly subject to the provisions of Article IX of the Plan.

ARTICLE VI

COMMENCEMENT OF BENEFITS

6.1           At the end of the Deferral Period selected by a Participant with respect to each Deferral Amount or, if applicable, Separation from Service, the amount credited with respect to such Deferral Amount shall be distributable to such Participant in the form of payment selected.  Notwithstanding the foregoing, any distribution payments due on account of a Participant’s Separation from Service and otherwise payable during the six-month period following the

Participant’s Separation from Service shall be paid on the first regular payroll payment date after such six-month period.

6.2           Notwithstanding Section 6.1, each Participant’s Account shall be distributed in accordance with Section 4.4 in the event of the Participant’s death or Disability; provided, however, that if the Participant becomes entitled to a distribution pursuant to Section 6.1 on account of the Participant’s Separation from Service and the Participant subsequently becomes Disabled, any distribution payments otherwise payable during the six-month period following the Participant’s Separation from Service shall be paid on the first regular payroll payment date after such six-month period to the extent required under Section 409A of the Code to avoid taxation under Section 409A(a)(1), as interpreted by the Committee in its sole discretion.

6.3           Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, shall have the right, but shall not be required, to distribute all or any portion of a Participant’s benefits under the Plan in the form of any investment or security chosen by the Participant at any time as an investment benchmark for measuring the value of his or her Account pursuant to Section 5.2 of the Plan.

6.4           If the Participant or the Participant’s Beneficiary is entitled to receive any benefits hereunder and is in his or her minority, or is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting any distribution, the Committee may make distributions to a legally appointed guardian or to such other person or institution as, in the judgment of the Committee, is then maintaining or has custody of the payee.

6.5           After all benefits have been distributed in full to the Participant or to the Participant’s Beneficiary, all liability under the Plan to such Participant or to his or her Beneficiary shall cease.

6.6           To the extent required by law in effect at the time payments are made, the Company or other Participating Company shall withhold from payments made hereunder the minimum taxes required to be withheld by the federal or any state or local government, or such greater withholding amount as a Participant or the Participant’s Beneficiary may designate.

6.7           Amounts that are due upon a specified date or event shall be paid upon such date or event; provided, however, pursuant to the final regulations under Section 409A of the Code, amounts that are paid on a later date within the same calendar year or, if later, the fifteenth day of the third calendar month following the specified date or event shall be treated as made on the specified date or event.

ARTICLE VII

BENEFICIARY DESIGNATION

The Participant may, at any time, designate a Beneficiary or Beneficiaries to receive the benefits payable in the event of his or her death (and may designate a successor Beneficiary or Beneficiaries to receive any benefits payable in the event of the death of any other Beneficiary).  Each Beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed or accepted by the Company (a “Beneficiary Designation Form”).  The filing of a new Beneficiary Designation Form will cancel any Beneficiary Designation Form previously filed.  If no Beneficiary shall be designated by the Participant, or if the designated Beneficiary or Beneficiaries shall not survive the Participant, payment of the Participant’s Account shall be made to the Participant’s estate.  If a Participant designated that payments be made in installments and did not designate a successor Beneficiary, the Beneficiary of such Participant may submit a Beneficiary Designation Form in respect of himself or herself and the provisions of the Plan shall apply to such Beneficiary as if the Beneficiary were the Participant hereunder.

ARTICLE VIII

MAINTENANCE AND VALUATION OF ACCOUNTS

8.1           The Company shall establish and maintain a separate bookkeeping Account on behalf of each Participant.  The value of an Account as of any date shall equal the Participant’s Deferral Amounts theretofore credited to such Account plus the earnings and investment gains and losses credited to such Account in accordance with Article V of the Plan through the day preceding such date and less all payments made by the Company to the Participant or his or her Beneficiary or Beneficiaries through the day preceding such date.

8.2           Each Account shall be valued by the Company as of each December 31 or on such more frequent dates as designated by the Company.  Accounts also may be valued by the Company as of any other date as the Company may authorize for the purpose of determining payment of benefits, or any other reason the Company deems appropriate.

8.3           The Company shall submit to each Participant, within 60 (sixty) days after the close of each Year, a statement in such form as the Company deems desirable setting forth the balance standing to the credit of each Participant in his or her Account, including Deferral Amounts, earnings and investment gains or losses and Deferral Periods.

ARTICLE IX

FUNDING

9.1         The benefits contemplated hereunder may be paid directly by the Company, any other Participating Company or through any trust established by the Company hereunder to assist in meeting its obligations.  Nothing contained herein, however, shall create any obligation on the part of the Company or any other Participating Company to set aside or earmark any monies or other assets specifically for payments under the Plan.

9.2         Notwithstanding anything in the Plan to the contrary, Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any specific property or assets of the Company or any other Participating Company, nor shall they be beneficiaries of, or have any rights, claims or interests in, any funds, securities, life insurance policies, annuity contracts, or the proceeds therefrom, owned or which may be acquired by the Company.  Such funds, securities, policies or other assets shall not be held in any way as collateral security for the fulfillment of the obligations under the Plan.  Any and all of such assets shall be, and remain, for purposes of the Plan, the general unpledged, unrestricted assets of the Company or Participating Company, as the case may be.

9.3         The obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company, or Participating Company pursuant to the succeeding sentence, to pay money in the future.  By action of its board of directors, any Participating Company may assume joint and several liability with the Company with respect to any obligations under the Plan for Eligible Employees or Eligible Directors of the Participating Company.

ARTICLE X

AMENDMENT AND TERMINATION

10.1         The Board, or its duly authorized delegates, may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease the accrued benefits or rights of any Participant under the Plan except to the extent necessary or desirable to comply with the requirements of Section 409A of the Code as interpreted by the Committee in its sole discretion for the exclusion from gross income of amounts deferred under the Plan.  Written notice of any such amendment shall be given to each Participant.

10.2         The Board may at any time terminate the Plan; provided, however, that such termination shall not decrease the accrued benefits or rights of any Participant under the Plan.  Upon any termination of the Plan under this Section 10.2, Participants shall thereafter be prohibited from making any changes to any Deferral Periods, and Deferral Amounts shall be paid to Participants as soon as permissible under Section 409A of the Code as interpreted by the Committee in its sole discretion for the exclusion from gross income of amounts deferred under the Plan, notwithstanding any election made by Participants with respect to Deferral Periods.  Accounts shall be maintained and distributed pursuant to such terms, at such times and upon such conditions as were effective immediately prior to the termination of the Plan; provided, however, that the Committee, in its discretion, may direct that all benefits payable under the Plan be distributed in the form of a lump sum distribution following the Plan’s termination to the extent permitted by Section 409A of the Code as interpreted by the Committee for exclusion from gross income of amounts deferred under the Plan.

ARTICLE XI

FINANCIAL HARDSHIP WITHDRAWALS

11.1         Subject to the provisions set forth herein, a Participant may withdraw up to 100% (one hundred percent) of his or her Account balance as necessary to satisfy immediate and heavy financial needs of the Participant which the Participant is unable to meet from any other resource reasonably available to the Participant due to the occurrence of an Unforeseen Emergency, as determined in the sole discretion of the Committee.  The amount of such hardship withdrawal may not exceed the amount reasonably necessary to meet such need plus taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  The Participant shall be required to furnish evidence of qualification for a financial hardship withdrawal to the Committee on forms prescribed by or acceptable to the Company.

ARTICLE XII

ADMINISTRATION

12.1         The administration of the Plan shall be vested in the Committee.

12.2         The Committee shall have general charge of the administration of the Plan and shall have full power and authority to make its determinations effective.  All decisions of the Committee shall be by a vote of the majority of its members and shall be final and binding unless the Board shall determine otherwise.  Members of the Committee, whether or not Eligible Employees or Eligible Directors, shall be eligible to participate in the Plan while serving as a member of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member as a Participant.  The Committee may delegate to any agent or to any sub-committee or member of the Committee its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time by the Committee.

12.3         In addition to all other powers vested in it by the Plan, the Committee shall have power to interpret the Plan, to establish and revise rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan, including rules restricting the availability to some or all Participants of deferral period alternatives, investment benchmarks, or distribution alternatives otherwise available under the Plan.  The Committee shall have absolute discretion and all decisions made by the Committee pursuant to the exercise of its authority (including, without limitation, any interpretation of the Plan) shall be final and binding, in the absence of arbitrary or capricious action, on all persons and shall be accorded the maximum deference permitted by law.

12.4         The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan to the fullest extent permitted by law.

ARTICLE XIII

CLAIMS PROCEDURES

13.1         The Company shall appoint an individual or committee of individuals (the “Decisionmaker”) to evaluate claims made under the Plan.  Within 90 days after the Company receives a written claim for benefits under the Plan, the Decisionmaker will either approve the claim or notify the claimant that the claim is denied.  The Decisionmaker may extend this time period by up to an additional 90 days under special circumstances and shall notify the claimant of the extension and the reasons therefore within the initial 90-day period.

Notwithstanding the foregoing, to the extent that a claim relates to a distribution or benefit due as a result of a Disability (a “Disability Benefit”), the Decisionmaker shall notify a claimant of the denial of a claim for Disability Benefits under the Plan within a reasonable period of time, but not later than 45 days, after receipt of a written claim.  This period may be extended by the Decisionmaker for two additional periods of up to 30 days each if the Decisionmaker determines that the extension is necessary due to matters beyond its control and notifies the claimant of the extension and the reasons therefore before the expiration of the applicable period.  Such notices of extension shall specifically explain the standards on which entitlement to a Disability Benefit is based, the unresolved issues that prevent a decision on the claim and the additional information (if any) needed to resolve those issues.  If additional information is needed, the claimant shall have at least 45 days to provide the information.

13.2         If a claim is denied, in whole or in part, the Decisionmaker shall furnish to the claimant, at the time of the denial, a written notice setting forth in a manner calculated to be understood by the claimant: (i) the reason(s) for the denial, including a reference to any applicable provisions of the Plan; (ii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iii) an explanation of the Plan’s review procedures and the time limits applicable to such procedures.  In addition, if a claim for Disability Benefits is denied, the notice of denial shall inform the claimant of any internal rule, guideline, protocol or other similar criterion relied upon in denying the claim and identify any health care professional consulted in connection with the denial.

13.3         A claimant who has received a notice denying a claim, in whole or in part, may request in writing a review of the claim within 60 days (180 days for denials of claims for Disability Benefits) after receiving a notice of denial.  Such request may be made either in person or by a duly authorized representative and shall set forth all the bases of the request for review, any facts supporting the review and any issues or comments the claimant deems pertinent.  The claimant may submit documents, records and other information in support of the review and shall be provided upon request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal.

13.4         The Company shall appoint an individual or committee of individuals to review the appeal of any claim denial under the Plan (the “Claim Reviewer”).  The Claim Reviewer shall make a decision with respect to a claim review promptly, but not later than 60 days (45 days in the case of denials of claims for Disability Benefits) after receipt of the appeal.  The Claim Reviewer may extend this time period by up to an additional 60 days (45 days in the case of denials of claims for Disability Benefits) under special circumstances by providing the claimant with notice of the extension and the reasons therefore within the initial 60-day (or 45-day) period.  The Claim Reviewer will be a different person(s) from the person(s) who made the initial determination and will not be a subordinate of the original Decisionmaker or a relative of such subordinate.  The Claim Reviewer will not grant deference to the initial decision and will consider all information submitted, regardless of whether it was considered in connection with the initial claim.

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In deciding an appeal from the denial of a claim for Disability Benefits that is based in whole or in part on a medical judgment, the Claim Reviewer shall consult with a health care professional who has the appropriate training and experience in the field of medicine involved in the medical judgment.  Such health care professional will not be the individual, if any, who was consulted in connection with the denial that is the subject of the appeal, nor a subordinate of such individual.

The final decision of the Claim Reviewer shall be in writing, give specific reasons for the decision, provide specific references to the pertinent provisions of the Plan on which the decision is based and include both a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring an action in court.  In addition, if an appeal of a claim for Disability Benefits is denied, the notice of denial shall inform the claimant of any rule, guideline, protocol or other similar criterion relied upon in making the adverse benefit determination and identify the health care professional consulted in connection with the appeal.

ARTICLE XIV

GENERAL PROVISIONS

14.1         Neither the establishment of the Plan, nor any modification thereof, nor the creation of an Account, nor the payment of any benefits shall be construed:  (a) as giving the Participant, Beneficiary or other person any legal or equitable right against the Company unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Company in accordance with the terms and provisions of the Plan; or (b) as giving an Eligible

Employee the right to be retained in the service of a Participating Company or to continue as a member of the Board or the board of directors of any Participating Company, and the Participant shall remain subject to discharge or removal to the same extent as if the Plan had never been established.

14.2         No interest of any Participant or Beneficiary hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.  Notwithstanding the foregoing, pursuant to rules comparable to those applicable to qualified domestic relations orders, as determined by the Committee, the Committee may direct a distribution prior to any distribution date otherwise described in the Plan, to an alternate payee (as defined under the rules applicable to qualified domestic relations orders) to the extent permitted by Section 409A of the Code as interpreted by the Committee for exclusion from gross income of amounts deferred under the Plan.

14.3         Notwithstanding any other provision of the Plan to the contrary, the Plan is intended to comply with the requirements of Code Section 409A to avoid taxation under Code Section 409A(a)(1) and shall, at all times, be interpreted and operated in a manner consistent with this intention.  Under no circumstances, however, shall the Company or any of its affiliates have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Code Section 409A(a)(1).

14.4         All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

14.5         Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of each of the President and the General Counsel of the Company.  Such notice shall be deemed given as of the date of receipt.

14.6         Should any provision of the Plan or any rule or procedure thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan, or any rule or procedure thereunder, unless such invalidity shall render impossible or impractical the functioning of the Plan, and, in such case, the appropriate parties shall immediately adopt a new provision or rule or procedure to take the place of the one held illegal or invalid.

14.7         Any dispute, controversy or claim between the Company and any Participant, Beneficiary or other person arising out of or relating to the Plan shall be settled by arbitration conducted in the City of New York, in accordance with the Commercial Rules of the American Arbitration Association then in force and New York law.  In any dispute or controversy or claim challenging any determination by the Committee, the arbitrator(s) shall uphold such determination in the absence of the arbitrator’s finding of the presence of arbitrary or capricious action by the Committee.  The arbitration decision or award shall be final and binding upon the parties.  The arbitration shall be in writing and shall set forth the basis therefor.  The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought.  Each party shall bear its own costs with respect to such arbitration, including reasonable attorneys’ fees; provided, however, that:  (i) the fees of the American Arbitration Association shall be borne equally by the parties; and (ii) if the arbitration is resolved in favor of the Participant, Beneficiary or other person asserting a claim under the Plan, such person’s cost of the arbitration and the fees of the American Arbitration Association shall be paid by the Company.

14.8         Nothing contained herein shall preclude a Participating Company from merging into or with, or being acquired by, another business entity.

14.9         The liabilities under the Plan shall be binding upon any successor or assign of the Company, or of another Participating Company that has assumed liability pursuant to Section 9.3, and upon any purchaser of substantially all of the assets of the Company or such Participating Company.  Subject to Section 10.2, this Plan shall continue in full force and effect after such an event, with all references to the “Company” or a “Participating Company” herein referring also to such successor, assignor or purchaser, as the case may be.

14.10       The Plan shall be governed by the laws of the State of New York to the extent they are not preempted by the Employee Retirement Income Security Act of 1974, as amended from time to time.

14.11       The titles of the Articles in the Plan are for convenience of reference only, and, in the event of any conflict, the text rather than such titles shall control.